                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)
                             (Amendment No. _____)




                       Consolidation Capital Corporation
                       ---------------------------------
                               (Name of Issuer)


                                 Common Stock
                       ---------------------------------
                        (Title of Class of Securities)


                                 210296 010 9
                              ------------------
                                (CUSIP Number)
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-----------------------
  CUSIP NO. 210296 10 9                 13G
-----------------------

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      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jonathan J. Ledecky

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

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                          SOLE VOTING POWER
                     5
     NUMBER OF            4,500,000*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             4,500,000*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,500,000*

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      14.9%

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      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* Includes 1,960,000 shares of the issuer's common stock underlying a currently exercisable warrant owned by the reporting person.

Item 1.
-------

       (a)  Name of Issuer: Consolidation Capital Corporation

       (b)  Address of Issuer's Principal Executive Offices:
                  1747 Pennsylvania Avenue, N.W.
                  Suite 900
                  Washington, D.C. 20006

Item 2.
-------

       (a)  Name of Person Filing: Jonathan J. Ledecky

       (b)  Address of Principal Business Office or, if none, Residence:
                  1747 Pennsylvania Avenue, N.W.
                  Suite 900
                  Washington, D.C. 20006

       (c)  Citizenship:   United States of America

       (d)  Title of Class of Securities:  Common Stock

       (e)  CUSIP Number: 210296 10 9

Item 3.     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b),
-------
check whether the person filing is a:

       (a)  / /   Broker or Dealer registered under Section 15 of the Act
       (b)  / /   Bank as defined in section 3(a)(6) of the Act
       (c)  / /   Insurance company as defined in section 3(a)(19) of the Act
       (d)  / /   Investment Company registered under section 8 of the
                  Investment Company Act
       (e)  / /   Investment Adviser registered under section 203 of the
                  Investment Advisers Act of 1940
       (f)  / /   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
       (g)  / /   Parent Holding Company, in accordance with Section 240.13d-
                  1(b)(ii)(G)
       (h)  / /   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.     Ownership
-------
       (a)  Amount beneficially owned:         4,500,000 shares*

       (b)  Percent of class:         14.9%



--------
* Includes 1,950,000 shares of the issuer's common stock underlying a currently exercisable warrant owned by the reporting person.

         (c) Number of shares as to which such person has: (i) Sole power to vote or to direct the vote 4,500,000*
                                         ------------
              (ii)  Shared power to vote or to direct the vote -0-
                                                               -----------
              (iii) Sole power to dispose or direct the disposition of
                    4,500,000*
                    -----------

              (iv)  Shared power to dispose or direct the disposition of -0-
                                                                         -------
Item 5.       Ownership of Five Percent or Less of a Class
-------

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
-------

      Not applicable.

Item 7.       Identification and Classification of the Subsidiary Which
-------       Acquired the Security Being Reported on By the Parent Holding
              Company

      Not applicable.

Item 8.       Identification and Classification of Members of the Group
-------

      Not applicable.

Item 9.       Notice of Dissolution of Group
-------

      Not applicable.

Item 10.      Certification
--------

      Not Applicable.

* Includes 1,960,000 shares of the issuer's common stock underlying a currently exercisable warrant owned by the reporting person.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 16, 1998           By: /s/ Jonathan J. Ledecky
                                        ----------------------------------------
                                        Jonathan J. Ledecky